Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS FISCAL 2013 FIRST QUARTER REVENUE

OF $159 MILLION AND EPS OF $0.17 PER DILUTED SHARE

- Gaming Operations Revenue Grows 4% to $71 Million,

Led by $9 Million Increase in Interactive Products and Services Revenue –

- Gross Profit Rises $4 Million on $4 Million Increase in Total Revenues as

Total Gross Margin Improves 120 Basis Points to 64.5% –

Waukegan, Ill. – November 1, 2012—WMS Industries Inc. (NYSE:WMS) today reported revenue of $159.1 million and net income of $9.3 million, or $0.17 per diluted share, for the quarter ended September 30, 2012, compared to revenue of $155.6 million and net income of $3.8 million, or $0.07 per diluted share, in the September 2011 quarter. Net income and diluted earnings per share in the September 2012 quarter reflect higher year-over-year research and development expenses to support the growth of interactive products and services as well as for the ongoing development and commercialization of a greater number of new participation and for-sale games and cabinets. Reflecting these factors, research and development expenses increased $3.2 million year over year and $3.3 million on a quarterly sequential basis. Diluted earnings per share in the September 2011 quarter included impairment and restructuring charges of $0.12 per share, primarily for facilities closure and separation-related costs, and $0.05 per share to write down receivables from certain customers in Mexico.

Recent Highlights:

•

Gaming operations revenues increased both year over year and on a quarterly sequential basis primarily reflecting growth in revenue from interactive products and services and the third consecutive quarter of growth in the installed participation base to 9,632 gaming machines, which led to the first installed base increase over the prior-year quarter in the last eight quarters, partially offset by lower gaming operations daily revenue per unit.

•

Product sales revenues rose modestly reflecting sales of 693 new video lottery terminals (VLTs) for the Canada and Illinois VLT markets. Product sales revenues also include higher other product sales revenues including one-time software revenues of a VLT game set and higher revenues from used gaming machine sales, which more than offset the anticipated lower industry-wide shipments for new casino openings and expansions and a lower average selling price reflecting the higher mix of lower-priced VLTs and the competitive marketplace.

•

Gross profit increased $4.1 million reflecting a 120 basis point improvement in gross profit margin due to higher product sales margin and a greater mix of gaming operations revenues. Product sales gross margin was 53.1%, a fiscal first quarter record, reflecting the mix of business, ongoing benefits from the Company’s continuous improvement and supply chain management initiatives, and the VLT game set software, which more than offset the impact of a lower average selling price and the seasonally lower unit volumes for the September quarter that typically impacts margin.

•

Adjusted EBITDA increased 24% to $52.9 million as EBITDA margin improved 570 basis points (Adjusted EBITDA is a non-GAAP financial metric, and a reconciliation to net income is provided in a supplemental schedule near the end of this release.)

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WMS Reports Fiscal First Quarter Results, 11/1/2012	page 2

•	Cash flow provided by operating activities for the quarter ended September 30, 2012, was $21.0 million, a year-over-year increase of 60% or $7.9 million.

•

WMS was selected by the Manitoba Lotteries Corporation to join two incumbent suppliers to replace existing VLT units throughout the province. WMS was previously selected by the Alberta Liquor and Gaming Commission to participate in their VLT replacement initiative.

•

During the quarter, Jackpot Party® Social Casino was launched and became one of the five largest and most popular social casinos on Facebook®, as measured by the number of daily active users and monetization rates.

•

In September, the Company’s first-of-its-kind interactive, casino-branded Play4Fun™ Network went live at a tribal casino in Iowa, enabling the casino’s players to access multiple play-for-fun slot and casual games online, all under the casino’s own brand association.

•

At the Global Gaming Exposition (G2E®), WMS showcased more than 100 new games, including 22 new games leveraging the advanced capabilities of the next-generation CPU-NXT®3 operating platform and 87 new games for WMS’ successful CPU-NXT2 platform. Also on display were five distinct cabinet configurations, including the revolutionary new Gamefield xD™ cabinet for participation games, the all-new My Poker® video poker dedicated gaming machines and the next-generation Blade™ cabinet, WMS’ latest upright cabinet, as well as the ever-popular Bluebird®2e and Bluebird xD™ cabinets. WMS also featured the Williams Interactive™ branded products and services for online wagering and play-for-fun social, casual and mobile gaming opportunities.

“WMS’ progress with the commercialization of new innovative game content and products is evident in both the year-over-year growth of domestic replacement units shipped and solid demand in the Canadian and Illinois VLT markets,” said Brian R. Gamache, Chairman and Chief Executive Officer. “Following a period of transition and re-focus on the development of products that address customers’ near-term needs, our newest for-sale and participation games continue to re-establish WMS’ excellence in the creation of differentiated content and games that deliver value to our customers. Over the next three quarters, we will begin to commercialize our latest games and platforms which were introduced to broad acclaim at the recent Global Gaming Expo. We believe these products are among the most exciting new games and cabinets we have brought to market and expect them to provide casino operators with new must-have products for their players.

“In addition, we are generating very exciting revenue growth from our interactive products and services as we continue to invest in attractive long-term growth opportunities,” continued Gamache. “We are extremely pleased by the initial success we are achieving in leveraging the value of our library of proven gaming content into the interactive markets, including social, casual and mobile entertainment. This success is reflected in the $9 million year-over-year growth in revenue from interactive products and services, and we anticipate a range of $35-to-$40 million in annual revenue for fiscal 2013 from these revenue streams. While the costs needed to build a sustainable foundation for interactive products and services impact near-term operating profitability, we believe this investment favorably positions WMS to participate in the attractive, high-margin growth potential of these opportunities that can lead to the creation of new value for our shareholders.”

Gamache concluded, “With improved product sales ship share, terrific titles and platforms for our gaming operations business and momentum with our interactive products and services, we fully expect to generate further progress across our worldwide business in the coming quarters.”

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WMS Reports Fiscal First Quarter Results, 11/1/2012	page 3

Fiscal 2013 First Quarter Financial Review

The following table summarizes key components related to revenue generation for the three months ended September 30, 2012, and 2011 (dollars in millions, except unit, per unit and per day data):

	Three Months Ended September 30,		Increase/(Decrease)
	2012	2011	Amount		%
Product Sales Revenues:
New gaming machine sales revenues	$60.8	$64.9	$(4.1)		(6.3)
Other product sales revenues	27.2	22.2	5.0		22.5

Total product sales revenues	$88.0	$87.1	$0.9		1.0

Average sales price per new unit	$16,033	$16,574	$(541)		(3.3)
New unit shipments to the U.S. and Canada	2,453	2,530	(77)		(3.0)
New unit shipments to International markets	1,338	1,388	(50)		(3.6)

Total new units on which revenue was recognized	3,791	3,918	(127)		(3.2)
Used unit shipments globally	1,660	2,472	(812)		(32.8)

Total unit shipments globally	5,451	6,390	(939)		(14.7)

Conversion kit sales globally	2,400	5,500	(3,100)		(56.4)
Gross profit on product sales revenues (1)	$46.7	$44.3	$2.4		5.4
Gross margin on product sales revenues (1)	53.1%	50.9%	220	bp	4.3

Gaming Operations Revenues:

Participation revenues	$57.0	$63.3	$(6.3)		(10.0)
Interactive products and services revenues	9.5	0.7	8.8		nm
Other gaming operations revenues	4.6	4.5	0.1		2.2

Total gaming operations revenues	$71.1	$68.5	$2.6		3.8

Installed participation units at period end, with lease payments based on:
Percentage of coin-in	3,633	3,616	17		0.5
Percentage of net win	2,857	2,952	(95)		(3.2)
Daily lease rate (2)	3,142	3,024	118		3.9

Total installed participation units at period end	9,632	9,592	40		0.4

Average installed participation units	9,503	9,602	(99)		(1.0)
Average revenue per day per participation unit	$65.23	$71.70	$(6.47)		(9.0)
Gross profit on gaming operations revenues (1)	$55.9	$54.2	$1.7		3.1
Gross margin on gaming operations revenues (1)	78.6%	79.1%	(50	)bp	(0.6)
Total revenues	$159.1	$155.6	$3.5		2.2

Total gross profit (1)	$102.6	$98.5	$4.1		4.2

Total gross margin (1)	64.5%	63.3%	120	bp	1.9

(1)	As used herein, gross profit and gross margin do not include depreciation, amortization and distribution expenses.
(2)	Includes only participation game theme units. Does not include units with product sales game themes placed under fixed-term, daily fee operating leases.

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WMS Reports Fiscal First Quarter Results, 11/1/2012	page 4

Product Sales Revenues

Total product sales revenues for the September 2012 quarter rose 1% over the year-ago period to $88.0 million. WMS shipped 2,453 new gaming machines to customers in the U.S. and Canada, inclusive of 693 VLTs for Canada and the new Illinois VLT markets. Replacement units shipped to U.S. and Canadian customers increased 8% over the prior-year period to 1,726 gaming machines, while new gaming machine sales for new casino openings and expansions totaled 727 units compared with approximately 900 units in the September 2011 quarter. WMS shipped 1,338 new units, or 35% of total global new unit shipments, to international customers in the September 2012 quarter, compared to 1,388 new units, or 35% of global sales, in the year-ago period. The average sales price for new units of $16,033 rose modestly on a quarterly sequential basis but declined approximately 3% year over year, reflecting the mix of the lower-priced VLT units and a competitive marketplace.

Other product sales revenue increased 23% over the prior-year period to $27.2 million, reflecting higher revenue from a smaller number of used gaming machines at higher prices than the year-ago period, and other revenues, including one-time VLT software game set revenues, partially offset by lower conversion kit sales revenue compared to the record level of a year ago.

Gaming Operations Revenues

Gaming operations revenues increased to $71.1 million in the September 2012 quarter from $68.5 million in the year-ago period, marking the first year-over-year increase in gaming operations revenues in the last eight quarters. The quarter-end installed participation base increased by 71 units on a quarterly sequential basis to 9,632 gaming machines at September 30, 2012, and increased 40 units over the quarter end installed base a year-ago. The average installed participation base for the September 2012 quarter increased by 253 units on a quarterly sequential basis and was down 99 units compared to a year ago. Average revenue per day in the quarter of $65.23 per unit declined 2% on a quarterly sequential basis and was down from $71.70 in the September 2011 quarter.

Revenue from interactive products and services increased to $9.5 million from $0.7 million in the prior-year period, primarily reflecting the successful July 2012 launch of Jackpot Party® Social Casino on Facebook®, which currently ranks among the five most popular social casinos on Facebook based on the number of daily active users, coupled with organic growth in our UK-based B2C online website and the addition of Phantom EFX retail sales and Jadestone game server integration revenues.

Other gaming operations revenue increased $0.1 million on a year-over-year basis to $4.6 million, primarily reflecting growth in networked gaming products and services.

Total gross profit, excluding depreciation, amortization and distribution expense as used herein, increased 4% to $102.6 million from $98.5 million in the year-ago period. Total gross margin improved to 64.5% compared to 63.3% a year ago. Product sales gross margin rose 220 basis points to 53.1% in the September 2012 quarter compared to 50.9% in the prior-year quarter. The year-over-year increase reflects the benefits from our mix of business, ongoing continuous improvement initiatives, strategic sourcing actions, and a year-over-year improvement in gross margin on other product revenues due to higher margin on used gaming machine sales and high-margin VLT software game set revenues. Gaming operations gross margin was 78.6% in the September 2012 quarter compared with 79.1% in the prior year, reflecting the impact of higher jackpot expense on wide-area progressive games, partially offset by the benefit of increased revenues from high-margin interactive products and services, and compares favorably to 77.4% in the June 2012 quarter.

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WMS Reports Fiscal First Quarter Results, 11/1/2012	page 5

The following table summarizes key components of operating expenses and operating income for the three months ended September 30, 2012, and 2011 ($ in millions):

	Three Months Ended September 30,		Increase/(Decrease)
	2012	2011	Amount		%
Operating Expenses:
Research and development	$27.6	$24.4	$3.2		13.1
As a percentage of revenues	17.4%	15.7%	170	bp	10.8
Selling and administrative	34.4	38.3	(3.9)		(10.2)
As a percentage of revenues	21.6%	24.6%	(300	)bp	(12.2)
Depreciation and amortization	28.0	22.6	5.4		23.9
As a percentage of revenues	17.6%	14.5%	310bp		21.4
Impairment and restructuring charges	—	9.7	(9.7)		nm
As a percentage of revenues	—	6.2%	(620	)bp	nm

Total operating expenses	$90.0	$95.0	$(5.0)		(5.3)

Operating expenses as a percentage of revenues	56.6%	61.0%	(440	)bp	(7.2)
Operating income	$12.6	$3.5	$9.1		260.0

Operating margin	7.9%	2.2%	570	bp	259.1

Research and development expenses in the September 2012 quarter increased $3.2 million on a year-over-year basis, and $3.3 million on a quarterly sequential basis to $27.6 million. The increase reflects incremental development costs to re-engineer and re-purpose a portion of the Company’s library of slot gaming content for distribution as interactive products and services, coupled with a modest increase in spending for the Company’s innovative new casino gaming products.

Selling and administrative expenses in the September 2012 quarter of $34.4 million were $3.9 million lower than the year-ago period as the prior year included $4.3 million in bad debt expense related to the write-down of Mexican customer receivables. Higher marketing and incremental administrative expenses to support interactive products and services were partially offset by ongoing cost savings initiatives.

Depreciation and amortization expense was $28.0 million in the September 2012 quarter compared with $22.6 million in the year-ago quarter and $25.3 million in the June 2012 quarter. The increase primarily reflects the Company’s investment in gaming operations equipment over the last 12 months to upgrade and transition its installed base of participation units, coupled with the additional depreciation associated with the completion of a new facility plus amortization of finite-lived intangible assets from our two acquisitions in the June 2012 quarter.

Cash Flow and Balance Sheet

Cash flow provided by operating activities for the quarter ended September 30, 2012, was $21.0 million, a year-over-year increase of $7.9 million, or a 60% improvement over the prior year, reflecting higher net income, depreciation and amortization and share-based compensation, partially offset by lower other non-cash items. Total receivables, net were $387.8 million at September 30, 2012, compared with $334.6 million at September 30, 2011, which reflects the use of the Company’s financial liquidity to support customers’ efforts to refresh their slot base during a period of constrained capital for many casino operators. Total receivables, net were down from $405.1 million at June 30, 2012, reflecting the lower seasonal revenue on a quarterly sequential basis. Inventory was $52.5 million, or $11.9 million lower than at September 30, 2011, primarily reflecting operational improvements and lower finished goods inventory, and was slightly below the $53.3 million in inventory at June 30, 2012. Total current liabilities at September 30, 2012, declined $40.5 million from June 30, 2012, due to lower accounts payables and lower accrued liabilities reflecting the timing of income tax payments.

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WMS Reports Fiscal First Quarter Results, 11/1/2012	page 6

Net cash used in investing activities was $48.7 million in the September 2012 quarter compared to $42.7 million in the prior-year quarter, reflecting a $3.5 million increase in capital deployed for gaming operations equipment as we continued to upgrade our installed base with newer gaming cabinets and operating systems, and $4.4 million for higher property, plant and equipment expenditures, primarily related to costs to complete two significant projects during the quarter, all of which were partially offset by a $1.9 million decrease in capital deployed to acquire or license intangible and other non-current assets. With two major property, plant and equipment projects now largely complete and anticipated lower capital investment in gaming operations assets, the Company expects an aggregate 20% decline in annual capital spending on gaming operations equipment and property, plant and equipment in fiscal 2013.

Net cash provided by financing activities was $20.6 million compared to $8.2 million in the prior year primarily due to $22.5 million of lower stock repurchase activity compared with the prior-year period, partially offset by $10.0 million of lower net borrowings under the Company’s line of credit.

Adjusted EBITDA, a non-GAAP financial metric (see reconciliation to net income schedule near the end of this release), increased 24% to $52.9 million in the September 2012 quarter compared with $42.8 million in the prior-year period. The adjusted EBITDA margin for the September 2012 quarter improved to 33.2% from 27.5% in the year-ago period.

Total cash, cash equivalents and restricted cash was $69.1 million at September 30, 2012.

Share Repurchase Program Update

During the three months ended September 30, 2012, the Company purchased 317,347 shares of its common stock for total consideration of $5.0 million. Approximately $143 million remains available pursuant to WMS’ share repurchase authorization. At September 30, 2012, WMS had 54.6 million shares outstanding and 5.1 million shares in the Company’s treasury.

Fiscal Year 2013 Outlook

The Company continues to expect annual revenue growth to reflect: 1) modest growth in product sales ship share in the U.S. and Canada and in the installed participation base reflecting the favorable customer response to the Company’s latest innovative new gaming content, platforms and cabinets; 2) higher VLT demand from Canadian and Illinois VLT operators that will offset lower domestic new casino and expansion unit demand, albeit at lower average selling prices as VLT’s typically are lower in price than gaming machines sold to new casino openings and expansions; 3) ongoing revenue growth from interactive products and services; and 4) an increased contribution from the ongoing commercialization of the Company’s networked gaming system and portal game applications.

Revenues are expected to grow modestly from the September 2012 quarter to the December 2012 quarter and slightly exceed those reported in the December 2011 quarter. However, lower-margin VLTs are expected to exceed 25% of new units sold resulting in product sales margin declining to a range of 48%-to-49% and operating income is expected to be slightly lower than the September 2012 quarter, reflecting an incremental increase in costs to support interactive products and services. WMS anticipates revenue growth will accelerate in the second half of fiscal 2013 with the launch of new cabinets, new games with more diversified math models, an increase in the revenue per day from its gaming operations business, and increased revenues from interactive products and services.

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WMS Reports Fiscal First Quarter Results, 11/1/2012	page 7

WMS expects spending on R&D initiatives will increase on a quarterly sequential basis and that on an annual basis these expenses are anticipated to approximate 15%-to-16% of total fiscal 2013 revenues. WMS also expects selling and administrative expenses will increase on a quarterly sequential basis, reflecting the marketing and administrative needs to support growth in the Company’s interactive products and services initiatives. In total, the increase in development, marketing, depreciation and amortization and administrative costs to grow the Company’s interactive products and services is expected to total approximately $30-to-$35 million in fiscal 2013.

The Company routinely reviews its guidance and may update it from time to time based on changes in the market and its operations.

WMS Industries is hosting a conference call and webcast at 4:30 PM ET today, Thursday, November 1, 2012. The conference call numbers are 212/231-2905 or 415/226-5355. To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

About WMS

WMS serves the gaming industry worldwide by designing, manufacturing and marketing games, video and mechanical reel-spinning gaming machines, video lottery terminals and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues. The Company also develops and markets digital gaming content, products, services and end-to-end solutions that address global online wagering and play-for-fun social, casual and mobile gaming opportunities. WMS is proactively addressing the next stage of casino gaming floor evolution with its WAGE-NET networked gaming solution, a suite of systems technologies and applications designed to increase customers’ revenue generating capabilities and operational efficiency. More information on WMS can be found at www.wms.com or visit the Company on Facebook®, Twitter® or YouTube®.

G2E is a registered trademark of the American Gaming Association and Reed Elsevier Inc. Used with permission.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, products and liquidity, including, but not limited to, the statements set forth under the caption “Fiscal Year 2013 Outlook.” Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. We undertake no obligation to update such forward looking statements, all of which are made only as of this date, November 1, 2012. Factors that could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) changes in regulations or regulatory interpretations that may adversely affect existing product placements or future placements; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products;

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WMS Reports Fiscal First Quarter Results, 11/1/2012	page 8

(5) a reduction in capital spending or interruption in payments by casino customers associated with business weakness or economic uncertainty that adversely affects our customers’ ability to make purchases or pay; (6) a greater-than-expected demand for operating leases by customers over outright product sales or sales financing leases that shift revenue recognition from a single period to the term of such operating leases; (7) future costs to restructure our business and other charges that may be higher than currently estimated, including additional charges related to actions at a later time not presently contemplated; (8) ability to realize in full, or part, the anticipated savings and expense reductions from restructuring and lower staffing; (9) adverse affects on product development, innovation and the ability to retain and attract key personnel following the restructuring and reorganization actions taken in fiscal 2011 and 2012; (10) a reduction in play levels of our participation games by casino patrons, whether due to economic conditions or increased placements of competitive product; (11) inability of suppliers of key components to timely meet our requirements to fulfill customer orders; (12) increased pricing or promotional competitive activity that adversely affects our average selling price or product revenues; (13) a failure to obtain and maintain our gaming licenses and regulatory approvals; (14) failure of customers or players to adapt to the new technologies that we introduce in new product concepts; (15) a software anomaly or fraudulent manipulation of our gaming machines and software; (16) a failure to obtain the right to use or an inability to adapt to rapid development of new technologies; (17) an infringement claim seeking to restrict our use of material technologies; (18) risks of doing business in international markets, including political and economic instability, terrorist activity, changes in importation and repatriation regulations such as currently experienced in Argentina, and foreign currency fluctuations; and (19) the unfavorable outcome of any legal proceedings in which we may be involved from time to time. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business”, “Item 1A. Risk Factors” and “Legal Proceedings” in our Annual Report on Form 10-K for the year ended June 30, 2012, and our more recent reports filed with the U.S. Securities and Exchange Commission.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	JCIR
WMS Industries Inc.	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

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WMS Reports Fiscal First Quarter Results, 11/1/2012	page 9

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended September 30,
	2012	2011
REVENUES:
Product sales	$88.0	$87.1
Gaming operations	71.1	68.5

Total revenues	159.1	155.6

COSTS AND EXPENSES:

Cost of product sales (1)	41.3	42.8
Cost of gaming operations (1)	15.2	14.3
Research and development	27.6	24.4
Selling and administrative	34.4	38.3
Depreciation and amortization (1)	28.0	22.6
Impairment and restructuring charges	—	9.7

Total costs and expenses	146.5	152.1

OPERATING INCOME	12.6	3.5

Interest expense	(0.7)	(0.4)
Interest income and other income and expense, net	2.4	2.7

Income before income taxes	14.3	5.8
Provision for income taxes	5.0	2.0

NET INCOME	$9.3	$3.8

Earnings per share:
Basic	$0.17	$0.07

Diluted	$0.17	$0.07

Weighted-average common shares:
Basic common stock outstanding	54.5	56.2

Diluted common stock and common stock equivalents	54.7	56.6

1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation and amortization, which are included in the depreciation and amortization line item:

Cost of product sales	$2.0	$1.4
Cost of gaming operations	$17.6	$14.1

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended September 30,
	2012	2011
Net income	$9.3	$3.8
Foreign currency translation adjustment, net of taxes	2.9	(3.1)

Total comprehensive income	$12.2	$0.7

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WMS Reports Fiscal First Quarter Results, 11/1/2012	page 10

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars and millions of shares)

	September 30, 2012	June 30, 2012
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$54.9	$62.3
Restricted cash and cash equivalents	14.2	13.8

Total cash, cash equivalents and restricted cash	69.1	76.1
Accounts and notes receivable, net of allowances of $7.2 and $6.9, respectively	284.4	282.8
Inventories	52.5	53.3
Other current assets	48.3	40.1

Total current assets	454.3	452.3

NON-CURRENT ASSETS:
Long-term notes receivable, net	103.4	122.3
Gaming operations equipment, net of accumulated depreciation and amortization of $237.7 and $227.1, respectively	125.7	115.7
Property, plant and equipment, net of accumulated depreciation and amortization of $150.6 and $142.0, respectively	232.7	226.7
Intangible assets, net	176.9	178.9
Deferred income tax assets	40.0	39.3
Other assets, net	18.7	18.9

Total non-current assets	697.4	701.8

TOTAL ASSETS	$1,151.7	$1,154.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$66.9	$84.8
Accrued compensation and related benefits	8.8	9.5
Other accrued liabilities	54.6	76.5

Total current liabilities	130.3	170.8

NON-CURRENT LIABILITIES:
Long-term debt	85.0	60.0
Deferred income tax liabilities	22.7	22.7
Other non-current liabilities	25.0	23.3

Total non-current liabilities	132.7	106.0
Commitments, contingencies and indemnifications	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (200.0 shares authorized and 59.7 shares issued)	29.8	29.8
Additional paid-in capital	444.0	443.5
Treasury stock, at cost (5.1 and 4.9 shares, respectively)	(145.4)	(144.1)
Retained earnings	564.2	554.9
Accumulated other comprehensive income (loss)	(3.9)	(6.8)

Total stockholders’ equity	888.7	877.3

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,151.7	$1,154.1

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WMS Reports Fiscal First Quarter Results, 11/1/2012	page 11

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9.3	$3.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	23.0	19.3
Amortization of intangible and other non-current assets	9.0	6.6
Share-based compensation	4.4	2.6
Other non-cash items	1.5	8.1
Deferred income tax benefit	(0.7)	(0.9)
Change in operating assets and liabilities	(25.5)	(26.4)

Net cash provided by operating activities	21.0	13.1

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to gaming operations equipment	(25.6)	(22.1)
Additions to property, plant and equipment	(20.3)	(15.9)
Payments to acquire or license intangible and other non-current assets	(2.8)	(4.7)

Net cash used in investing activities	(48.7)	(42.7)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under revolving credit facility	38.0	35.0
Repayments of borrowings under revolving credit facility	(13.0)	—
Purchases of treasury stock	(5.0)	(27.5)
Cash received from exercise of stock options and employee stock purchase plan	0.6	0.7

Net cash provided by financing activities	20.6	8.2

Effect of exchange rates on cash and cash equivalents	(0.3)	(1.0)

DECREASE IN CASH AND CASH EQUIVALENTS	(7.4)	(22.4)

CASH AND CASH EQUIVALENTS, beginning of period	62.3	90.7

CASH AND CASH EQUIVALENTS, end of period	$54.9	$68.3

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WMS Reports Fiscal First Quarter Results, 11/1/2012	page 12

WMS INDUSTRIES INC.

Supplemental Data – Earnings per Share

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended September 30,
	2012	2011
Net income	$9.3	$3.8

Basic weighted average common shares outstanding	54.5	56.2
Dilutive effect of stock options	0.1	0.3
Dilutive effect of restricted common stock and warrants	0.1	0.1

Diluted weighted average common stock and common stock equivalents	54.7	56.6

Basic earnings per share of common stock	$0.17	$0.07

Diluted earnings per share of common stock and common stock equivalents	$0.17	$0.07

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended September 30,
	2012	2011
Net income	$9.3	$3.8

Net income	$9.3	$3.8
Depreciation	23.0	19.3
Amortization of intangible and other non-current assets	9.0	6.6
Provision for income taxes	5.0	2.0
Interest expense	0.7	0.4
Share-based compensation	4.4	2.6
Other non-cash items	1.5	8.1

Adjusted EBITDA	$52.9	$42.8

Adjusted EBITDA margin	33.2%	27.5%

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based compensation and other non-cash items, including non-cash impairment and restructuring charges) and adjusted EBITDA margin are supplemental non-GAAP financial metrics used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA and adjusted EBITDA margin provide additional useful information to investors regarding our ability to service debt and are commonly used financial analysis metrics for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA and adjusted EBITDA margin should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash provided by operating activities (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles. All companies do not calculate adjusted EBITDA and adjusted EBITDA margin in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.

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WMS Reports Fiscal First Quarter Results, 11/1/2012	page 13

WMS INDUSTRIES INC.

Supplemental Data – Items Impacting Comparability: Charges

(in millions of U.S. dollars, except per share amounts)

(unaudited)

	Three Months Ended September 30, 2012		Three Months Ended September 30, 2011
	Pre-tax amounts	Per diluted share	Pre-tax amounts	Per diluted share
DESCRIPTION OF CHARGES
IMPAIRMENT AND RESTRUCTURING CHARGES
Non-cash Charges
Impairment of property, plant and equipment	—	—	$0.6	$0.01

Cash Charges
Restructuring charges	—	—	9.1	0.11

Total Impairment and Restructuring Charges	—	—	9.7	0.12

OTHER CHARGES
Non-cash charges to write-down Mexican customer receivables (recorded in selling and administrative expenses)	—	—	4.3	0.05

TOTAL IMPAIRMENT, RESTRUCTURING AND OTHER CHARGES	—	—	$14.0	$0.17

We did not record any impairment, restructuring or other charges in the three months ended September 30, 2012.

The three month period ended September 30, 2011, includes $14.0 million of pre-tax charges, or $0.17 per diluted share, which includes $9.7 million pre-tax, or $0.12 per diluted share, of impairment and restructuring charges, including $5.9 million pre-tax of separation-related costs and $3.8 million pre-tax of costs related to the decision to close two facilities; and $4.3 million pre-tax, or $0.05 per diluted share, of non-cash charges to write-down receivables following government enforcement actions at certain casinos in Mexico.

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